Exhibit 4.1

THIS WARRANT CERTIFICATE AND THE WARRANTS REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THIS WARRANT CERTIFICATE, INCLUDING SECTION 3 HEREOF, AND NO TRANSFER OF THE WARRANTS REPRESENTED HEREBY MAY BE MADE WITHOUT THE ISSUANCE BY THE COMPANY OF A NEW WARRANT CERTIFICATE IN THE NAME OF THE TRANSFEREE.

THIS WARRANT CERTIFICATE MAY REPRESENT FEWER WARRANTS THAN THE INITIAL NUMBER OF WARRANTS SET FORTH BELOW.  THE NUMBER OF WARRANTS REPRESENTED BY THIS CERTIFICATE AT ANY TIME WILL BE MAINTAINED BY THE COMPANY IN ITS RECORDS.  ANYONE WISHING TO KNOW THE NUMBER OF WARRANTS REPRESENTED BY THIS WARRANT CERTIFICATE AT ANY TIME SHOULD CONTACT THE COMPANY AT 1301 HARBOR BAY PARKWAY, ALAMEDA, CALIFORNIA 94502; ATTENTION CHIEF FINANCIAL OFFICER; (510) 521-3390.

[FORM OF WARRANT CERTIFICATE]

BIOTIME, INC.

Warrants To Purchase Common Stock

Warrant Certificate No.________
Initial Number of Warrants:_____________ (“Warrants”)
Date of Issuance:  June [___], 2013 ("Issuance Date")

BioTime, Inc., a California corporation (the "Company"), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [BUYER], the registered holder hereof (the "Holder"), is entitled, subject to the terms set forth below, for each Warrant represented by this Warrant Certificate, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date, but not after 11:59 p.m., California time, on the Expiration Date, (as defined below), one (1) fully paid nonassessable share of Common Stock, subject to adjustment as provided herein (each a "Warrant Share").  Except as otherwise defined herein, capitalized terms in this Warrant Certificate, shall have the meanings set forth in Section 16.  This Warrant Certificate represents Warrants to purchase Common Stock issued pursuant to that certain Stock and Warrant Purchase Agreement, dated as of June 3, 2013, by and among the Company and the investors referred to therein (the "Securities Purchase Agreement").

1.             EXERCISE OF WARRANTS.

(a)          Mechanics of Exercise.  Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), all or any portion of the Warrants represented by this Warrant Certificate may be exercised by the Holder at any time or times on or after the Issuance Date (provided that each Warrant must be exercised in whole and may not be exercised in part) by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the "Exercise Notice"), duly completed and executed by Holder, stating Holder's election to exercise Warrants and specifying the number of Warrants being exercised and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares for which a Warrant is then exercisable, multiplied by the number of Warrants being exercised (the "Aggregate Exercise Price") by wire transfer of immediately available funds, or if the provisions of Section 1(d) are applicable, (B) by notifying the Company that a specified number of Warrants represented by this Warrant Certificate are being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)).  The Holder shall not be required to deliver the original Warrant Certificate in order to effect an exercise hereunder.  However, once all Warrants represented hereunder have been exercised in full, following the final exercise thereof, the Holder shall promptly return the original Warrant Certificate to the Company for cancellation.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrants shall have the same effect as cancellation of the original Warrant Certificate and issuance of a new Warrant Certificate evidencing the remaining number of Warrants.   If Warrant Shares are to be issued to a person other than the Holder or an affiliate of the Holder, the Holder’s signature must be guaranteed by a financial institution that is a participant in a recognized signature guarantee program.  On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company's transfer agent (the "Transfer Agent"), if any.  On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice, so long as the Holder delivers the Aggregate Exercise Price (or, if applicable, notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice (the "Share Delivery Date") (provided that if the Aggregate Exercise Price has not been delivered by such date, the Share Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price is delivered), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit the aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or if there is no Transfer Agent, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company's share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise.  The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any.  Upon delivery of the Exercise Notice duly completed and executed by Holder and so long as the Holder delivers the Aggregate Exercise Price (or, if applicable, notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which Warrants have been exercised, irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.  If this Warrant Certificate is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrants represented by this Warrant Certificate submitted for exercise is greater than the number of Warrants being exercised, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant Certificate (in accordance with Section 7(c)) representing the number of Warrants issuable immediately prior to such exercise under this Warrant Certificate, less the number of Warrants exercised.  No fractional Warrant Shares are to be issued upon the exercise of any Warrants, but rather the number of Warrant Shares to be issued shall be rounded down to the nearest whole number and the Company shall refund to Holder in cash the portion of the Exercise Price allocable to the fraction of a Warrant Share not issued.  The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of any Warrants.

(b)          Exercise Price.  "Exercise Price" means the price payable for the purchase of each Warrant Share upon the exercise of a Warrant, which shall initially be $5.00, and shall be subject to adjustment as provided herein.

(c)          Company's Failure to Timely Deliver Securities.  If the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the Share Delivery Date, a certificate for the number of Warrant Shares to which the Holder is entitled and register such Warrant Shares on the Company's share register or to credit the Holder's balance account with DTC for such number of Warrant Shares to which the Holder is entitled upon the Holder's exercise of Warrants, as applicable, then, in addition to all other remedies available to the Holder, the Company (X) shall pay in cash to the Holder on each day after such third (3rd) Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of Warrant Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such Warrant Shares of Common Stock to the Holder without violating Section 1(a), or if the Warrant Shares are then not traded on an Eligible Market, the Exercise Price, and (Y) the Holder, upon written notice to the Company, may void its Exercise Notice with respect to, and retain or have returned, as the case may be, any Warrants represented by this Warrant Certificate that have not been exercised pursuant to such Exercise Notice; provided that the voiding of an exercise shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise..  In addition to the foregoing, if on or prior to the Share Delivery Date the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company's share register or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder's exercise hereunder or pursuant to the Company's obligation pursuant to clause (ii) below, as applicable, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such shares of Common Stock) or credit such Holder's balance account with DTC for such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit such Holder's balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the date of exercise. Nothing shall limit the Holder's right to pursue a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of Warrants as required pursuant to the terms hereof.

(d)         Cashless Exercise.  Notwithstanding anything contained herein to the contrary, if the Common Stock is then traded on an Eligible Market and a registration statement under the 1933 Act permitting the resale of the Warrant Shares is not in effect under the 1933 Act, the Holder may, in its sole discretion, exercise any or all Warrants represented by this Warrant Certificate by electing, in lieu of paying the Aggregate Exercise Price in cash, to  receive upon such exercise the "Net Number" of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):

Net Number = (A x B) - (A x C)
  B

For purposes of the foregoing formula:

A=	the total number of shares with respect to which Warrants are then being exercised as stated in the Exercise Notice.

B=	the Closing Sale Price of the Common Stock on the Trading Day immediately preceding date of the Exercise Notice.

C=	the Exercise Price then in effect at the time of such exercise.

In such event, the number of Warrants remaining for exercise shall be reduced by the number of Warrants then exercised and execution and delivery of the Exercise Notice with respect to less than all of the Warrants represented by the Warrant Certificate shall have the same effect as cancellation of the original Warrant Certificate and issuance of a new Warrant Certificate evidencing the remaining number of Warrants (after deduction of the number of Warrants exercised).

For purposes of Rule 144(d) promulgated under the 1933 Act, as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant Certificate was originally issued pursuant to the Securities Purchase Agreement. In addition, if the Warrant Shares are issued in a Cashless Exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the 1933 Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised.  The Company agreed not to take any position contrary to this Section 1(d).

(e)          Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f)          Limitation on Beneficial Ownership.  The Company shall not effect the exercise of any Warrants, and the Holder shall not have the right to exercise any Warrants, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the "Maximum Percentage") of the shares of Common Stock outstanding immediately after giving effect to such exercise.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of Warrants with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised Warrants represented by this Warrant Certificate and beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f).  For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of Warrants without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the "SEC"), as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the "Reported Outstanding Share Number").  If the Company receives an Exercise Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder's beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrants to be exercised pursuant to such Exercise Notice (the number of Warrants by which such exercise is reduced, the “Reduction Warrants”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for Reduction Warrants.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Warrants, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Common Stock to the Holder upon exercise of any Warrants results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder's and the other Attribution Parties' aggregate beneficial ownership exceeds the Maximum Percentage (the "Excess Shares") shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares.  As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares.  Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party.  For purposes of clarity, the shares of Common Stock underlying Warrants in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant Certificate.

(g)          Insufficient Authorized Shares.  If at any time while any Warrants remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of such Warrants at least a number of shares of Common Stock of the number of shares of Common Stock (the "Required Reserve Amount") as shall from time to time be necessary to effect the exercise of all Warrants then outstanding (an "Authorized Share Failure"), then the Company shall promptly take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all Warrants then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the later of (a) the occurrence of such Authorized Share Failure, and (b) the filing of a definitive proxy statement or information statement with the SEC under the Exchange Act with respect to a meeting of Company shareholders or solicitation of consent of Company shareholders, the Company shall hold a meeting of its shareholders or shall solicit the written consent of its shareholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting or solicitation of consent, the Company shall provide each shareholder with a proxy statement or information statement and form of proxy or consent for the voting or giving of consent of the Common Stock held by its shareholders.  Notwithstanding the foregoing, if at the time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock without the need to solicit votes of its shareholders, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

2.             ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.  The Exercise Price and the number of Warrant Shares for which each Warrant may be exercised shall be adjusted from time to time as follows:

(a)          Prorata Adjustments. If the Company, at any time after the date of the execution of the Securities Purchase Agreement, shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) reclassify or change (including a change to the right to receive, or a change into, as the case may be (other than with respect to a merger or consolidation pursuant to the exercise of appraisal rights), shares of stock, other securities, property, cash or any combination thereof) its Common Stock (including any such reclassification or change in connection with a consolidation or merger in which the Company is the surviving corporation), the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of a Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company or other property which the Holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto.  An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b)          Options, Warrants and Rights.  If the Company, at any time after the date of the execution of the Securities Purchase Agreement, shall issue rights, options or warrants to all holders of its outstanding Common Stock, without any charge to such holders, entitling them to subscribe for or purchase shares of Common Stock at a price per share which is lower at the record date mentioned below than the then Current Market Price per share of Common Stock (as defined in paragraph (d) below), the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase in connection with such rights, options or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate exercise price of the total number of shares of Common Stock issuable upon exercise of such rights, options or warrants would purchase at the Current Market Price per share of Common Stock (as determined pursuant to paragraph (d) below) at such record date.  Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(c)          Distribution of Indebtedness or Assets.  If the Company, at any time after the date of the execution of the Securities Purchase Agreement, shall distribute to all holders of its shares of Common Stock (including any distribution made in connection with a merger in which the Company is the surviving corporation) evidences of its indebtedness or assets (excluding cash, dividends or distributions payable out of consolidated earnings or earned surplus and dividends or distributions referred to in paragraph (a) above) or rights, options or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in paragraph (b) above), then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by a fraction, of which the numerator shall be the then Current Market Price per share of Common Stock (as determined pursuant to paragraph (d) below) on the date of such distribution, and of which the denominator shall be the then Current Market Price per share of Common Stock, less the then fair value (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants, or of such convertible or exchangeable securities applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

(d)          Current Market Price.  For the purpose of any computation under paragraphs (b) and (c) of this Section, the Current Market Price per share of Common Stock at any date shall be the average of the daily Closing Sale Prices for the 20 consecutive Trading Days ending one Trading Day prior to the date of such computation.  If the Current Market Price of the Common Stock cannot be so determined, the Board of Directors of the Company shall reasonably determine in good faith the Current Market Price on the basis of such quotations or other sales information as is available.

(e)          Minimum Adjustment.  No adjustment pursuant to paragraphs (b) and (c) of this Section in the number of Warrant Shares purchasable upon exercise of each Warrant shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of a Warrant; provided, however, that any adjustments which by reason of this paragraph (e) are not required to be made shall be carried forward and taken into account in the determination of any subsequent adjustment.  All calculations shall be made with respect to the number of Warrant Shares purchasable upon the exercise of a Warrant, to the nearest tenth of a share and with respect to the Exercise Price payable hereunder, to the nearest whole cent.

(f)          Adjustment of Exercise Price.  Whenever the number of Warrant Shares purchasable upon the exercise of a Warrant is adjusted, as herein provided, the Exercise Price payable for each Warrant Share upon exercise of a Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of a Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares purchasable upon the exercise of a Warrant immediately thereafter.

(g)          Distribution in Lieu of Adjustment.  No adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant need be made under paragraphs (b) and (c) if the Company issues or distributes to the Holder the rights options, warrants, or convertible or exchangeable securities, or evidences of indebtedness or assets referred to in those paragraphs which the Holder would have been entitled to receive had all Warrants represented by this Warrant Certificate been exercised prior to the happening of such event or the record date with respect thereto.  No adjustment need be made for a change in the par value of the Warrant Shares.

(h)          Notice of Adjustment.  Whenever the number of Warrant Shares purchasable upon the exercise of a Warrant or the Exercise Price is adjusted, as herein provided, the Company shall promptly, in any event within ten (10) days send to the Holder notice of such adjustment or adjustments.  Such notice shall set forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

(i)          No Adjustment for Dividends.  Except as provided in this Section 2, no adjustment in respect of any dividends shall be made during the term of a Warrant or upon the exercise of a Warrant.

(j)          Readjustment of Number of Warrant Shares and Exercise Price; Certain Limitations.   If an adjustment of the number of Warrant Shares purchasable upon the exercise of a Warrant or the Exercise Price has been made as a result of the issuance of rights, options or warrants as provided in paragraph (b), or rights, options or warrants or convertible or exchangeable securities as provided in paragraph (c), of this Section 2, upon the expiration of any such rights, options, or warrants, or conversion or exchange privileges under convertible or exchangeable securities, without exercise thereof, the Exercise Price and the number of Warrant Shares purchasable upon the exercise of a Warrant shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (A) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (B) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised.  Except as provided in this paragraph, no reduction in the number of Warrant Shares purchasable upon the exercise of a Warrant or increase in the Exercise Price shall be made as a result of the issuance or distribution of rights, options or warrants or convertible or exchangeable securities as described in paragraphs (b) or (c) of this Section 2.

(k)          Statement on Warrants.  Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, unless the Holder requests that the Warrant Certificate be reissued to reflect such adjustment(s), other than the notice requirement otherwise contemplated herein, the Company shall not be required to re-issue the Warrant Certificate to reflect such adjustment(s).

3.             TRANSFERABILITY OF WARRANTS AND WARRANT SHARES; RESTRICTIONS ON TRANSFER.

(a)          Registration.  This Warrant Certificate shall be numbered and shall be registered on the books of the Company (the “Warrant Register”) as issued.  The Company shall be entitled to treat the Holder of any Warrant Certificate as the owner in fact of the Warrants represented by such Warrant Certificate for all purposes and shall not be bound to recognize any equitable or other claim or interest in such Warrants on the part of any other person, and shall not be liable for any registration of transfer of any Warrant which is registered or to be registered in the name of a fiduciary or the nominee of a fiduciary upon the instruction of such fiduciary, unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer, or with such knowledge of such facts that its participation therein amounts to bad faith.

(b)          Transfer.  The Warrants shall be transferable on the Warrant Register only upon delivery of this Warrant Certificate duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer.  In all cases of transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Company.  In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and a copy thereof may be required to be deposited and remain with the Company in its discretion.  Upon any registration of transfer, the Company shall promptly execute and deliver a new Warrant Certificate or Warrant Certificates to the persons entitled thereto.  Prior to transferring any Warrants, the Holder shall notify any prospective Transferee of the number of Warrants represented by this Warrant Certificate at the time of such transfer as set forth in the Company’s records.  For the avoidance of doubt, no consent of the Company shall be required with respect to any transfer by the Holder to any Purchaser (as such term is defined in the Securities Purchase Agreement).  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO TRANSFER OF THIS WARRANT CERTIFICATE OR THE WARRANTS REPRESENTED HEREBY SHALL BE EFFECTIVE UNLESS THE HOLDER DELIVERS THIS WARRANT CERTIFICATE TO THE COMPANY AND THE COMPANY ISSUES A NEW CERTIFICATE IN THE NAME OF THE TRANSFEREE FOR THE NUMBER OF WARRANTS REMAINING TO BE EXERCISED AS SET FORTH IN THE RECORDS OF THE COMPANY OR SUCH LESSER AMOUNT OF WARRANTS BEING TRANSFERRED (IN WHICH CASE THE COMPANY SHALL ISSUE TO THE HOLDER A NEW WARRANT CERTIFICATE IN THE NAME OF THE HOLDER FOR THE NUMBER OF WARRANTS REMAINING TO BE EXERCISED AS SET FORTH IN THE RECORDS OF THE COMPANY MINUS THE AMOUNT OF WARRANTS BEING TRANSFERRED).  ANY PURPORTED TRANSFER IN VIOLATION OF THE FOREGOING SHALL BE NULL AND VOID.

4.             PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)          Fundamental Transactions.  If the Company enters into a Fundamental Transaction, the Successor Entity (or, if the Common Stock shall be converted into or exchanged for capital stock or other securities of an Affiliate of the Successor Entity, such Affiliate) shall execute an agreement providing that the Holder shall have the right thereafter to receive, upon exercise of each Warrant at any time after the occurrence or consummation of the Fundamental Transaction, such shares of capital stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Fundamental Transaction, had such Warrant been exercised immediately prior to such Fundamental Transaction.  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions.

(b)          Right to Require Purchase.  Notwithstanding the foregoing, in the event of a Fundamental Transaction other than one in which a Successor Entity that is a publicly traded corporation whose stock is quoted or listed for trading on an Eligible Market assumes all obligations under this Warrant Certificate such that the Warrants represented thereby shall be exercisable for the publicly traded common stock of such Successor Entity, at the request of the Holder delivered before the ninetieth (90th) day after the consummation of such Fundamental Transaction, the Company (or the Successor Entity) shall purchase all, but not less than all, of the remaining unexercised Warrants from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, five (5) Business Days after the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised Warrants on the date of such Fundamental Transaction.

5.             NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Certificate, and will at all times in good faith carry out all the provisions of this Warrant Certificate and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of Warrants above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of Warrants, and (iii) shall, so long any Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants.

6.             WARRANT HOLDER NOT DEEMED A SHAREHOLDER.  The Holder, solely in such Person's capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Certificate be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant Certificate, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of the Warrants.  In addition, nothing contained in this Warrant Certificate shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of Warrants or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this Section, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

7.             REISSUANCE OF WARRANT CERTIFICATE.

(a)          Lost, Stolen or Mutilated Warrant Certificate.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant Certificate, the Company shall execute and deliver to the Holder a new Warrant Certificate (in accordance with Section 7(c)) representing the right to purchase the Warrant Shares then underlying the Warrants represented by this Warrant Certificate.

(b)          Exchangeable for Multiple Warrant Certificates.  This Warrant Certificate is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant Certificate or Certificates (in accordance with Section 7(c)) representing the number of Warrants then represented by this Warrant Certificate, and each such new Warrant Certificate will represent such portion of such Warrants as is designated by the Holder at the time of such surrender; provided, however, that no fractional Warrants shall be given.

(c)       Issuance of New Warrant Certificates.  Whenever the Company is required to issue a new Warrant Certificate pursuant to the terms of this Warrant Certificate, such new Warrant Certificate (i) shall be of like tenor with this Warrant Certificate, (ii) shall represent, as indicated on the face of such new Warrant Certificate, the number of unexercised Warrants then underlying this Warrant Certificate (and in the case of a new Warrant Certificate being issued pursuant to Section 7(b), the number of Warrants designated by the Holder which, when added to the number of Warrants represented by the other new Warrant Certificates issued in connection with such issuance, does not exceed the number of unexercised Warrants then represented by this Warrant Certificate), (iii) shall have an issuance date, as indicated on the face of such new Warrant Certificate which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant Certificate.

8.             NOTICES.  Any notice pursuant to this Warrant Certificate by any Holder to the Company shall be in writing and shall be delivered in person, or mailed first class, postage prepaid, or sent by air delivery service or by facsimile transmission (FAX) or email to the Company, at its office, Attention: Chief Financial Officer. The address of the principal office of the Company is 1301 Harbor Bay Parkway, Alameda, California 94502; attention Chief Financial Officer; FAX (510) 521-3389; email rpeabody@biotimemail.com. Any notice given pursuant to this Warrant Certificate by the Company to a Holder shall be in writing and shall be mailed first class, postage prepaid, or sent by air delivery service, or by facsimile transmission (FAX) or email, or otherwise delivered to such Holder at the Holder’s address on the books of the Company.  The timing of delivery of notices hereunder shall be in accordance with the notice provisions set forth in the Securities Purchase Agreement.  Each party hereto and any Holder may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice to the other party.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant Certificate, including in reasonable detail a description of such action and the reason therefor.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment, and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any options, convertible securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made publicly known to the shareholders of the Company prior to or in conjunction with such notice being provided to the Holder.  It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9.             AMENDMENT AND WAIVER.  Except as otherwise provided herein, the provisions of this Warrant Certificate may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

10.           GOVERNING LAW; JURISDICTION.  This Warrant Certificate shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant Certificate shall be governed by, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California.  The Company and the Holder hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan and the Superior Court for the County of Alameda and the United States District Court for the Northern District of California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

11.           CONSTRUCTION; HEADINGS.  This Warrant Certificate shall be deemed to be jointly drafted by the Company and Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Warrant Certificate are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant Certificate.

12.           DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares purchasable upon exercise of Warrants, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13.           REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Warrant Certificate shall be cumulative and in addition to all other remedies available under this Warrant Certificate and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant Certificate.

14.           SEVERABILITY.  If any provision of this Warrant Certificate is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant Certificate so long as this Warrant Certificate as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

15.           DISCLOSURE.  Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within four (4) Business Days after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

16.           CERTAIN DEFINITIONS.  For purposes of this Warrant Certificate, the following terms shall have the following meanings:

(a)          "1933 Act" means the Securities Act of 1933, as amended.

(b)          "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c)          "Attribution Parties" means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a “group” within the meaning of Section 13(d) of the Exchange Act and Rule 13d-5 thereunder, together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company's Common Stock would or could be aggregated with the Holder's and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act.  For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d)          "Black Scholes Value" means the value of the Warrants represented by this Warrant Certificate based on the Black and Scholes Option Pricing Model obtained from the "OV" function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Warrants as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(e)          "Bloomberg" means Bloomberg Financial Markets.

(f)           "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(g)          "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(h)          "Common Stock" means (i) the Company's common shares, no par value per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(i)           "Eligible Market" means the NYSE, the NYSE MKT, The NASDAQ Global Market, The NASDAQ Global Select Market, the NASDAQ Capital Market, or The OTC Bulletin Board.

(j)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)          "Expiration Date" means the date sixty (60) months after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a "Holiday"), the next day that is not a Holiday.

(l)           "Fundamental Transaction" means (a) any consolidation of the Company with or merger of the Company into another corporation or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Company; or (b) any recapitalization or reclassification of the Common Stock or any exchange of Common Stock for any other class of capital stock or other securities of the Company.

(m)         ""Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(n)          "Principal Market" means the principal Eligible Market on which the Common Stock trades.

(o)          "Successor Entity" means the Person formed by, resulting from, or surviving any Fundamental Transaction.

(p)          "Trading Day" means any day on which the Common Stock is traded on the Principal Market, provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the Issuance Date set out above.

BIOTIME, INC.

By:
Name:
Title:

 EXHIBIT A

EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE
WARRANTS TO PURCHASE COMMON STOCK

BIOTIME, INC.

The undersigned holder hereby exercises _________________ Warrants to purchase Common Stock evidenced by the attached Warrant Certificate, which entitles the Holder to purchase _________________ shares of Common Stock ("Warrant Shares") of BioTime, Inc., a California corporation (the "Company").

1.  Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

____________	a "Cash Exercise" with respect to _________________ Warrants; or

____________	a "Cashless Exercise" with respect to _______________ Warrants.

2.  Payment of Exercise Price.  In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.  Delivery of Warrant Shares.  The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant Certificate.

Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant Certificate.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

[NOTE:  The above signature should correspond exactly with the name of the Holder in the Warrant Certificate.]

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated __________ from the Company and acknowledged and agreed to by [Transfer Agent].

BIOTIME, INC.

By:
Name:
Title: